UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2019

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2019, the Board of Directors (the “Board”) of Titan Pharmaceuticals, Inc. (the “Company” or “Titan”) appointed Katherine Beebe DeVarney, Ph.D., and Dane Hallberg as executive officers of the Company. The Board determined that in light of the Company’s transition to a commercial enterprise and the increased level of duties and responsibilities associated with operating a commercial pharmaceutical company, the promotion of Dr. DeVarney and Mr. Hallberg was appropriate.

Dr. DeVarney (58) joined Titan in February 2007 and during her tenure has served in various medical research and development capacities with responsibility for oversight of the Company’s product research and development and clinical trial programs. She is currently the Company’s Chief Scientific Officer and oversees clinical and medical affairs. Dr. DeVarney, who has over 20 years of experience in the pharmaceutical industry, received her Ph.D. in Clinical Psychology, Neuropsychology from George Mason University.

The Company and Dr. DeVarney are parties to an employment agreement that provides for a base annual salary of $365,000, and an annual bonus, payable in cash and/or equity awards under the Company’s incentive plan, of up to 50% of her base salary. The amount and makeup of any such bonus is at the sole discretion of the Board or the compensation committee. Upon termination of her employment by the Company without Cause or her resignation for Good Reason, not in connection with a Change of Control (as those terms are defined in such agreement), Dr. DeVarney is entitled to (i) severance in the form of continuation of her base salary for 12 months, (ii) a pro rata portion of any annual bonus, (iii) 12 months of COBRA payments, and (iv) the immediate accelerated vesting of any unvested restricted shares and stock options. In the event such a termination is within 30 days prior to or six months following a change of control, the severance payment provided in clause (i) above shall be made in a lump sum. The employment agreement contains six-month post termination non-competition and non-solicitation provisions.

Mr. Hallberg (50) joined the Company in October 2018 and currently serves as the Company’s Chief Commercial Officer. From October 2011 until December 2017, he served as chief executive officer of Able Star L.L.C. , a strategic consultancy and full service agency he founded for market access, pharmaceutical and biotechnology companies. From June 2018 until he began consulting with Titan in September 2018, Mr. Hallberg, served as a strategic consultant to Bristol-Myers Squibb. Mr. Hallberg, who has over 20 years of experience in the healthcare industry, received a B.S. and M.A. from Western Illinois University, and completed the Executive Leadership Program at Cornell University.

The Company and Mr. Hallberg are parties to an employment agreement that provides for a base annual salary of $350,000, and an annual bonus, payable in cash and/or equity awards under the Company’s incentive plan, of up to 50% of his base salary. The amount and makeup of any such bonus is at the sole discretion of the Board or the compensation committee. Upon termination of his employment by the Company without Cause or his resignation for Good Reason, not in connection with a Change of Control (as those terms are defined in such agreement), Mr. Hallberg is entitled to (i) severance in the form of continuation of his base salary for six months, (ii) a pro rata portion of any annual bonus, (iii) six months of COBRA payments, and (iv) the immediate accelerated vesting of any unvested restricted shares and stock options. In the event such a termination is within 30 days prior to or six months following a change of control, he is entitled to a lump sum severance payment equal to nine months base salary and nine months of COBRA payments. The employment agreement contains six-month post termination non-competition and non-solicitation provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Name: Title:	Sunil Bhonsle Chief Executive Officer and President

Dated: February 25, 2019